Exhibit 99.1

Evofem Biosciences Successfully Amends S.P.A.

with Institutional Investor

— Investor withdraws March 2023 Notice of Default —

— Notes are no longer convertible to shares of common stock, removing potential dilution from the previously-reserved over 240 million shares of common stock —

— Evofem may repurchase Notes within five years for as little as $14 million and no more than $25 million, instead of the $97.5 million outstanding balance —

SAN DIEGO, CA, September 11, 2023 —Evofem Biosciences, Inc. (OTCQB: EVFM) (Evofem or the “Company”) today announced it has successfully negotiated and entered into a fourth amendment (the “Fourth Amendment”) to its Securities Purchase and Security Agreement dated April 2020, as amended (the “2020 S.P.A.”), with a U.S.-based, healthcare-focused institutional investor (the “Investor”), under which the Investor purchased $25 million of convertible senior secured promissory notes (the “Notes”) from Evofem. Most notably, in the Fourth Amendment, the Investor withdraws and waives the March 2023 Event of Default and allows for the Company to repurchase the Notes for no more than $25 million.

“We deeply appreciate that the Investor has worked with us to amend the 2020 S.P.A. in a way that respects their initial investment while dramatically strengthening our financial position, facilitating execution of our growth strategy, and positioning Evofem for future success,” said Saundra Pelletier, CEO of Evofem Biosciences.

Under the Fourth Amendment, Evofem may repurchase the Notes for as little as $14 million and no more than $25 million, depending on timing of the repurchase within the stated five-year time frame. Evofem will pay the Investor $1 million by October 1, 2023, which will be applied towards the eventual Note repurchase price. Furthermore, for five years or until the date of repurchase, whichever is earlier, Evofem will pay the Investor a low single-digit percentage of its global net product sales. These payments will also count towards and reduce the ultimate Note repurchase price.

A key benefit of the Fourth Amendment is the positive impact to Evofem’s capital structure. Because the Notes are no longer convertible into shares of Evofem’s common stock, the Company will no longer need to reserve shares of common stock to provide for their potential conversion. The current balance will accrue interest and remain in the footnotes to Evofem’s financial tables until the Company has repurchased the debt. The repayment is expected to be no more than $25 million instead of the approximately $97.5 million principal amount and accrued interest as of September 8, 2023.

The Investor continues to hold warrants to purchase shares of Evofem’s common stock, and the Company will continue to reserve from its authorized and unissued common stock enough shares to provide for the issuance of warrant shares upon the exercise of these warrants.

About Evofem Biosciences

Evofem Biosciences, Inc., is focused on commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to: the expected benefits to the Company of the Fourth Amendment; the Company’s ability to meet the terms of the Fourth Amendment; successful execution the Company’s growth strategy; the Company’s anticipated future operating results including, but not limited to, net sales, operating expenses, income from operations and net income; the sufficiency of the Company’s cash resources; and, the availability of additional financing if and as needed. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, under the heading “Risk Factors,” including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 27, 2023, Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 14, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775